Exhibit 2.1

Merger Agreement Fusionsvertrag
dated May 30, 2014 vom 30. Mai 2014
by and between zwischen
Tyco International Ltd. Victor von Bruns-Strasse 21, 8212 Neuhausen am Rheinfall, Switzerland
and
Tyco International plc Melbourn Road, Bishopstown, Co. Cork, Ireland
(Tyco Switzerland and Tyco Ireland each a Party and collectively the Parties) (Tyco Schweiz und Tyco Irland je eine Partei und zusammen die Parteien)

This Merger Agreement (the Agreement) is made as of May 30, 2014 by and between Tyco International Ltd. (Tyco Switzerland), a Swiss company limited by shares (Aktiengesellschaft), with registered number CHE-114.775.013 and registered office at Victor von Bruns-Strasse 21, 8212 Neuhausen am Rheinfall, Canton of Schaffhausen, Switzerland, and Tyco International plc (Tyco Ireland), a public limited company incorporated in Ireland, with company number 543654 and registered office at Melbourn Road, Bishopstown, Co. Cork, Ireland.

Dieser Fusionsvertrag (der Vertrag) vom 30. Mai 2014 zwischen Tyco International Ltd. (Tyco Schweiz), einer Schweizer Aktiengesellschaft mit Firmennummer CHE-114.775.013 und Sitz an der Victor von Bruns-Strasse 21, 8212 Neuhausen am Rheinfall, Kanton Schaffhausen, Schweiz, und Tyco International plc (Tyco Irland), einer nach irischem Recht gegründeten Aktiengesellschaft (public limited company) mit Firmennummer 543654 und Sitz an der Melbourn Road, Bishopstown, Co. Cork, Irland.

Whereas:	In Erwägung nachstehender Gründe:
Tyco Ireland is a 100% owned, direct subsidiary of Tyco Switzerland.	Tyco Irland ist eine 100%, direkte Tochtergesellschaft von Tyco Schweiz.

The board of directors of Tyco Switzerland (the Tyco Switzerland Board) has determined that it is in the best interest of Tyco Switzerland to effect a corporate reorganization of Tyco Switzerland that will result in Tyco Switzerland changing its jurisdiction of organization from Switzerland to Ireland. To achieve such reorganization, Tyco Switzerland is to merge with and into Tyco Ireland, with Tyco Ireland surviving as the publicly-traded parent entity of the Tyco group and successor to Tyco Switzerland.

Der Verwaltungsrat von Tyco Schweiz (der Tyco Schweiz Verwaltungsrat) hat festgestellt, dass es im besten Interesse von Tyco Schweiz liegt, eine gesellschaftsrechtliche Reorganisation durchzuführen mit dem Effekt, dass Tyco Schweiz neu nach dem Recht von Irland statt nach dem Recht der Schweiz inkorporiert sein wird. Zwecks Durchführung dieser Reorganisation soll Tyco Schweiz mit Tyco Irland fusionieren. Tyco Irland soll aus der Fusion als übernehmende, börsenkotierte Muttergesellschaft der Tyco Gruppe und Rechtsnachfolgerin von Tyco Schweiz hervorgehen.

By virtue of the Merger (as defined herein), each registered share (par value CHF 0.50) of Tyco Switzerland issued immediately prior to the Effective Time (as defined below), excluding each share held in treasury by Tyco Switzerland or any of its subsidiaries (each such issued share, a Tyco Switzerland Share), is to be exchanged for one ordinary share (par value US$ 0.01) of Tyco Ireland, credited as fully paid (each, a Tyco Ireland Share).

C.Als Folge der Fusion (wie nachfolgend definiert) wird jede unmittelbar vor dem Rechtswirksamkeits-Zeitpunkt (wie nachfolgend definiert) ausgegebene Namenaktie (mit einem Nennwert von CHF 0.50) von Tyco Schweiz (unter Ausschluss der eigenen Aktien, welche von Tyco Schweiz oder einer ihrer Tochtergesellschaften gehalten werden) (jede solche ausgegebene Aktie eine Tyco Schweiz Aktie) in eine vollständig liberierten Aktie (ordinary share) (mit einem Nennwert von US$ 0.01) von Tyco Irland (je eine Tyco Irland Aktie) umgetauscht.

The merger, together with certain related transactions, is intended to qualify as a reorganization, within the meaning of Section 368(a)(1) of the U.S. Internal Revenue Code of 1986, as amended (the Tax Code), and the rules and regulations promulgated thereunder (the U.S. Treasury Regulations), and this Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 368 of the Tax Code and related U.S. Treasury Regulations.

D.Die Fusion, zusammen mit gewissen damit verbundenen Transaktionen,  soll als Reorganisation im Sinne von Section 368(a)(1) des U.S. Internal Revenue Code von 1986 in der jeweils gültigen Fassung (der Tax Code) und der darunter erlassenen Regeln und Regularien (die U.S. Treasury Regulations) qualifizieren, und dieser Vertrag soll als ein "plan of reorganization" im Sinne von Section 368 des Tax Codes und der zugehörigen U.S. Treasury Regulations gelten.

Now, therefore, the Parties agree as follows:	Dies vorausgeschickt, vereinbaren die Parteien was folgt:
1.Definitions	1.Definitionen
1.1Certain Definitions	1.1Bestimmte Definitionen

Agreement	shall have the meaning assigned to such term in the lead-in to this Agreement.	Vertrag	hat die Bedeutung gemäss der Einleitung zu diesem Vertrag.
Assumed Plans	shall have the meaning assigned to such term in Section 6.2.	Übernommene Pläne	hat die Bedeutung gemäss Artikel 6.2.
Award(s)	shall have the meaning assigned to such term in Section 4.3(a).	Award(s)	hat die Bedeutung gemäss Artikel 4.3(a).
Balance Sheet Date	shall have the meaning assigned to such term in Section 2.3.	Bilanzstichtag	hat die Bedeutung gemäss Artikel 2.3
Commercial Register	shall have the meaning assigned to such term in Section 2.6.	Handelsregister	hat die Bedeutung gemäss Artikel 2.6.
Creditors' Calls	shall have the meaning assigned to such term in Section 5.5(a).	Schuldenruf	hat die Bedeutung gemäss Artikel 5.5(a).
DTC	shall have the meaning assigned to such term in Section 4.2(b)(i).	DTC	hat die Bedeutung gemäss Artikel 4.2(b)(i).
Effective Time	shall have the meaning assigned to such term in Section 2.6.	Rechtswirksam-keits-Zeitpunkt	hat die Bedeutung gemäss Artikel 2.6.
Equity Plan(s)	shall have the meaning assigned to such term in Section 4.3(a).	Aktienplan / Aktienpläne	hat die Bedeutung gemäss Artikel 4.3(a).
Exchange Agent	shall have the meaning assigned to such term in Section 4.2(b)(i).	Exchange Agent	hat die Bedeutung gemäss Artikel 4.2(b)(i).
Initial Share Capital	shall have the meaning assigned to such term in Section 3(d).	Anfängliches Aktienkapital	hat die Bedeutung gemäss Artikel 3(d).
MerA	shall refer to the Swiss Federal Act on Merger, Demerger, Transformation and Transfer of Assets of October 3, 2003, as amended.	FusG	meint das Bundesgesetz über Fusion, Spaltung, Umwandlung und Vermögensübertragung vom 3. Oktober 2003, in der zurzeit gültigen Fassung.
Merger	shall have the meaning assigned to such term in Section 2.1(a).	Fusion	hat die Bedeutung gemäss Artikel 2.1(a).
Merger Application	shall have the meaning assigned to such term in Section 8.1.	Fusionseintra-gungsgesuch	hat die Bedeutung gemäss Artikel 8.1.
Merger Balance Sheet	shall have the meaning assigned to such term in Section 2.3.	Fusionsbilanz	hat die Bedeutung gemäss Artikel 2.3.
Merger Report	shall have the meaning assigned to such term in Section 2.2.	Fusionsbericht	hat die Bedeutung gemäss Artikel 2.2.
New Indemnity Agreements	shall have the meaning assigned to such term in Section 6.3.	Neue Schadloshaltungs-vereinbarungen	hat die Bedeutung gemäss Artikel 6.3.
NYSE	shall refer to the New York Stock Exchange.	NYSE	meint die New York Stock Exchange.
Old Indemnity Agreements	shall have the meaning assigned to such term in Section 6.3.	Alte Schadloshaltungs-vereinbarungen	hat die Bedeutung gemäss Artikel 6.3.

PILA	Swiss Federal Private International Law Act of December 18, 1987, as amended.	IPRG	meint das Bundesgesetz über das Internationale Privatrecht vom 18. Dezember 1987, in der jeweils gültigen Fassung.
Proxy Statement	shall have the meaning assigned to such term in Section 7.3.7(a).	Proxy Statement	hat die Bedeutung gemäss Artikel 7.3.7(a).
PWC Switzerland	shall have the meaning assigned to such term in Section 2.5.	PWC Schweiz	hat die Bedeutung gemäss Artikel 2.5.
SEC	shall refer to the U.S. Securities and Exchange Commission.	SEC	meint die U.S. Securities and Exchange Commission.
Special General Meeting	shall have the meaning assigned to such term in Section 2.2.	Ausserordentliche Generalversamm-lung	hat die Bedeutung gemäss Artikel 2.2.
Subsidiary Indemnity Agreements	shall have the meaning assigned to such term in Section 6.3.	Tochtergesell-schafts-Schadloshaltungs-vereinbarungen	hat die Bedeutung gemäss Artikel 6.3.
Tax Code	shall have the meaning assigned to such term in Preamble D.	Tax Code	hat die Bedeutung gemäss Präambel D.
Tyco Ireland	shall refer to Tyco International plc, a public limited company incorporated under Irish law with its registered office at Melbourn Road, Bishopstown, Co. Cork, Ireland, company number 543654.	Tyco Irland	meint Tyco International plc, eine nach irischem Recht gegründeten Aktiengesellschaft (public limited company) mit Sitz an der Melbourn Road, Bishopstown, Co. Cork, Irland und Firmennummer 543654.
Tyco Ireland Board	shall have the meaning assigned to such term in Section 2.1(c)(iii).	Tyco Irland Verwaltungsrat	hat die Bedeutung gemäss Artikel 2.1(c)(iii).
Tyco Ireland Share	shall have the meaning assigned to such term in Preamble C.	Tyco Irland Aktie	hat die Bedeutung gemäss Präambel C.
Tyco Switzerland	shall refer to Tyco International Ltd., a company incorporated under Swiss law with its registered office in Neuhausen am Rheinfall, registration number CHE-114.775.013.	Tyco Schweiz	meint Tyco International Ltd., eine Schweizer Aktiengesellschaft mit Sitz in Neuhausen am Rheinfall und Firmennummer CHE-114.775.013.
Tyco Switzerland Board	shall have the meaning assigned to such term in Preamble B.	Tyco Schweiz Verwaltungsrat	hat die Bedeutung gemäss Präambel B.
Tyco Switzerland Share	shall have the meaning assigned to such term in Preamble C.	Tyco Schweiz Aktie	hat die Bedeutung gemäss Präambel C.
U.S. Treasury Regulations	shall have the meaning assigned to such term in Preamble D.	U.S. Treasury Regulations	hat die Bedeutung gemäss Präambel D.
1.2Other Definitional Provisions		1.2Weitere definitorische Bestimmungen

Unless the context otherwise requires, as used in this Agreement: (i) "or" is not exclusive; (ii) "including" and its variants mean "including, without limitation" and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) words of one gender shall be construed to apply to each gender; (v) the terms "hereof," "herein," “hereby," "hereto," and derivative or similar words refer to this entire Agreement, including the Annexes hereto; (vi) the terms "Section" or "Annex" refer to the specified Section or Annex of or to this Agreement; and (vii) any grammatical form or variant of a term defined in this Agreement shall be construed to have a meaning corresponding to the definition of the term set forth herein.

Sofern der Zusammenhang nichts anderes erfordert, gilt in diesem Vertrag was folgt: (i) "oder" ist nicht abschliessend; (ii) "einschliesslich" und seine Varianten bedeuten "einschliesslich, ohne Beschränkung" und seine Varianten; (iii) Begriffe, welche im Singular definiert werden, haben die entsprechende Bedeutung im Plural und umgekehrt; (iv) Worte eines Geschlechts sind so auszulegen, dass sie sich auf beide Geschlechter beziehen; (v) die Begriffe "hiervon," "hierin," “hiermit," "hierzu" und davon abgeleitete oder ähnliche Begriffe beziehen sich auf diesen gesamten Vertrag, einschliesslich seiner Anhänge; (vi) die Begriffe "Artikel" beziehungsweise "Anhang" beziehen sich auf den angegebenen Artikel beziehungsweise Anhang von oder zu diesem Vertrag; und (vii) jede grammatikalische Form oder Variante eines in diesem Vertrag definierten Begriffs ist entsprechend der in diesem Vertrag festgelegten Definition auszulegen.

2.The Merger	2.Die Fusion
2.1Agreement to Merge by Absorption	2.1Absorptionsfusionsvertrag
The Parties hereby agree as follows:	Die Parteien vereinbaren hiermit was folgt:
(a)Tyco Switzerland shall merge with Tyco Ireland in accordance with the provisions of this Agreement and as stipulated by (to the extent applicable to a cross-border merger) Art. 3 et seq. MerA and Art. 163b, 163c and 164 PILA (emigration merger by absorption) and the applicable laws of Ireland (the Merger);

(a)Tyco Schweiz fusioniert mit Tyco Irland gemäss den Bestimmungen dieses Vertrags und in Übereinstimmung mit (soweit auf eine grenzüberschreitende Fusion anwendbar) Art. 3 ff. FusG und Art. 163b, 163c und 164 IPRG (Emigrationsfusion durch Absorption) sowie den anwendbaren Bestimmungen des irischen Rechts (die Fusion);

(b)Tyco Ireland shall be the surviving company and Tyco Switzerland shall be the absorbed company, the latter being dissolved without liquidation; and	(b)Tyco Irland ist die übernehmende und Tyco Schweiz die übertragende Gesellschaft, wobei Letztere ohne Liquidation aufgelöst wird; und
(c)Tyco Ireland shall:	Tyco Irland:
(i)accept all of the assets of Tyco Switzerland;	(i)übernimmt alle Vermögenswerte der Tyco Schweiz;
(ii)assume all of the liabilities of Tyco Switzerland (with the effect that the respective obligees have a right to enforce such liabilities directly against Tyco Ireland);	(ii)übernimmt alle Verbindlichkeiten der Tyco Schweiz (mit der Wirkung, dass den betreffenden Gläubigern das Recht zukommt, diese Verbindlichkeiten direkt gegen Tyco Irland durchzusetzen);
(iii)reconstitute its board of directors (the Tyco Ireland Board) to match the Tyco Switzerland Board; and	(iii)konstituiert seinen Verwaltungsrat neu (der Tyco Irland Verwaltungsrat) so, dass er dem Tyco Schweiz Verwaltungsrat entspricht; und

(iv)issue Tyco Ireland Shares to the shareholders of Tyco Switzerland in accordance with the exchange ratio pursuant to Section 3 of this Agreement in consideration and acceptance of all the assets and liabilities of Tyco Switzerland.

(iv)gibt Tyco Irland Aktien an die Aktionäre von Tyco Schweiz gemäss dem Umtauschverhältnis nach Artikel 3 dieses Vertrags als Gegenleistung für die Übernahme aller Vermögenswerte und Verbindlichkeiten der Tyco Schweiz aus.

2.2Merger Report	2.2Fusionsbericht
The Tyco Switzerland Board shall approve a merger report pursuant to Art. 14 MerA (the Merger Report) as soon as practicable after the date hereof, but in any event no later than on the date occurring thirty-one (31) calendar days prior to the general meeting of shareholders of Tyco Switzerland at which the Tyco Switzerland Board seeks shareholder approval of this Agreement and the Merger (the Special General Meeting).

Der Tyco Schweiz Verwaltungsrat verpflichtet sich, einen Fusionsbericht gemäss Art. 14 FusG (der Fusionsbericht) sobald wie praktisch möglich nach dem Datum dieses Fusionsvertrags zu genehmigen, jedoch keinesfalls später als einunddreissig (31) Kalendertage vor dem Datum der Generalversammlung von Tyco Schweiz, an welcher der Tyco Schweiz Verwaltungsrat die Aktionäre um Genehmigung dieses Vertrags und der Fusion ersucht (die Ausserordentliche Generalversammlung).

2.3Merger Balance Sheet	2.3Fusionsbilanz
The Merger shall take place on the basis of the audited non-consolidated interim stand-alone balance sheet of Tyco Switzerland as of March 28, 2014, attached hereto as Annex 2.3 (such date the Balance Sheet Date, and such balance sheet the Merger Balance Sheet).

Die Fusion erfolgt auf der Grundlage der geprüften, nicht konsolidierten Zwischenbilanz von Tyco Schweiz per 28. März 2014 gemäss Anhang 2.3) (das Datum dieser Zwischenbilanz der Bilanzstichtag, und die Zwischenbilanz die Fusionsbilanz).

2.4Actions and Operations as From the Balance Sheet Date	2.4Handlungen und Tätigkeiten ab dem Bilanzstichtag
As from the Balance Sheet Date, all actions and operations of Tyco Switzerland shall be deemed to be conducted for Tyco Ireland's account.	Ab dem Bilanzstichtag gelten alle Handlungen und Tätigkeiten von Tyco Schweiz als auf Rechnung von Tyco Irland vorgenommen.
2.5Audit of the Agreement, the Merger Report and the Merger Balance Sheet	2.5Prüfung des Vertrags, des Fusionsberichts und der Fusionsbilanz

The Tyco Switzerland Board shall appoint PricewaterhouseCoopers AG, Zurich (PWC Switzerland), a licensed audit expert, to conduct the audit of this Agreement, the Merger Report and the Merger Balance Sheet pursuant to Art. 15 MerA.

Der Tyco Schweiz Verwaltungsrat ernennt PricewaterhouseCoopers AG, Zürich (PWC Schweiz), einen zugelassenen Revisionsexperten, um die Prüfung des Vertrags, des Fusionsberichts und der Fusionsbilanz gemäss Art. 15 FusG durchzuführen.

2.6Effectiveness	2.6Wirksamkeit
The Merger, by virtue of which any and all assets of Tyco Switzerland transfer to Tyco Ireland and any and all obligations and liabilities of Tyco Switzerland are assumed by Tyco Ireland, shall become legally effective on the date of the entry of the Merger in the daily ledger of the commercial register of the Canton of Schaffhausen, Switzerland (the Commercial Register), subject to the approval by the Swiss Federal Commercial Register Office (EHRA). The date and time of such entry shall be referred to herein as the Effective Time.

Die Fusion, aufgrund welcher sämtliche Vermögenswerte der Tyco Schweiz auf Tyco Irland übergehen und sämtliche Verpflichtungen und Verbindlichkeiten der Tyco Schweiz von Tyco Irland übernommen werden, wird im Zeitpunkt der Eintragung der Fusion im Tagebuch des Handelsregisters des Kantons Schaffhausen, Schweiz (das Handelsregister) rechtswirksam, vorbehaltlich der Genehmigung durch das Eidgenössische Amt für das Handelsregister (EHRA). Das Datum und der Zeitpunkt dieses Eintrags werden hierin als Rechtswirksamkeits-Zeitpunkt bezeichnet.

2.7Transfer of Assets and Liabilities to Tyco Ireland	2.7Übertragung der Vermögenswerte und Verbindlichkeiten auf Tyco Irland
(a)At the Effective Time, Tyco Ireland shall accept the assignment, transfer, conveyance, assumption and delivery (as the case may be) of any and all of the rights, assets (including, for the avoidance of doubt, any and all goodwill, intellectual property rights, know-how, stock, property, records, cash, bank or brokerage accounts, artwork, contracts and the benefit of any claims or debts) and liabilities (including, for the avoidance of doubt, any and all legal positions, obligations, claims, debts and environmental, health and safety, employer, contractual, financing or other liabilities, including contingent liabilities and guarantees) of Tyco Switzerland.

(a)Im Rechtswirksamkeits-Zeitpunkt stimmt Tyco Irland der Abtretung, Übereignung, Übertragung, Übernahme und Lieferung sämtlicher Rechte, Vermögenswerte (zwecks Ausschlusses von Zweifeln, unter Einschluss von Goodwill, Immaterialgüterrechten, Know-How, Inventar, Immobilien, Akten, Bargeld, Bank- oder Depots-Konten, Kunstwerken, Verträgen und dem Erlös oder Nutzen aus Ansprüchen oder Schulden) und Verbindlichkeiten (zwecks Ausschlusses von Zweifeln, unter Einschluss von sämtlichen Rechtspositionen, Verpflichtungen, Ansprüchen, Schulden, Verbindlichkeiten betreffend die Umwelt, Gesundheit und Sicherheit, Arbeitgeberverbindlichkeiten, vertraglichen Verbindlichkeiten, Finanzierungsverbindlichkeiten oder anderen Verbindlichkeiten, einschliesslich Eventualverbindlichkeiten und Garantien) von Tyco Schweiz.

(b)Without limitation to the foregoing, Tyco Ireland particularly undertakes, for the benefit of each person to whom Tyco Switzerland owes any obligation or has any liability, from and after the Effective Time, to accept, assume and agree to faithfully perform and fulfill such obligations and discharge such liabilities as if it originally owed or had them instead of Tyco Switzerland. Tyco Ireland accordingly agrees for the benefit of each such person that such person may enforce any such liability directly against Tyco Ireland, without recourse to Tyco Switzerland, on the same terms and to the same extent that such liability would have been enforceable by such person against Tyco Switzerland had the Merger not been completed, regardless of where or against whom such liability is asserted or determined (including any liability arising out of claims made by Tyco Switzerland’s or Tyco Ireland’s respective shareholders, directors, officers, employees, agents, subsidiaries or affiliates) or whether asserted or determined prior to, on or after the Effective Time, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of the laws of any jurisdiction, fraud, misrepresentation or any other cause.

(b)Ohne Beschränkung des Vorstehenden verpflichtet sich Tyco Irland insbesondere, ab und nach dem Rechtswirksamkeits-Zeitpunkt zugunsten jeder Person, gegenüber welcher Tyco Schweiz irgendeine Verpflichtung eingegangen ist oder eine Verbindlichkeit hat, derartige Verpflichtungen anzuerkennen, zu übernehmen und getreu zu erfüllen und solche Verbindlichkeiten zu begleichen, wie wenn diese ursprünglich von Tyco Irland eingegangen worden wären oder Tyco Irland statt Tyco Schweiz verpflichtet gewesen wäre. Entsprechend erklärt Tyco Irland zugunsten jeder solchen Person, dass sie eine derartige Verbindlichkeit direkt gegen Tyco Irland geltend machen kann, ohne Inanspruchnahme von Tyco Schweiz, zu denselben Bedingungen und in demselben Ausmass, wie eine solche Verbindlichkeit von ihr gegen Tyco Schweiz hätte geltend gemacht werden können, falls die Fusion nicht vollzogen worden wäre, unabhängig davon, wo oder gegen wen eine solche Verbindlichkeit erhoben oder festgestellt wird (einschliesslich von Verbindlichkeiten aus Ansprüchen von Aktionären, Verwaltungsräten, Officers, Angestellten, Vertretern, Tochtergesellschaften oder nahestehenden Personen von Tyco Schweiz beziehungsweise Tyco Irland), oder ob sie vor, am oder nach dem Rechtswirksamkeits-Zeitpunkt erhoben oder festgestellt wird, und unabhängig davon, ob sie tatsächlich oder angeblich auf Fahrlässigkeit, Grobfahrlässigkeit, Verletzung von Gesetzen irgendeiner Rechtsordnung, Betrug, Falschangaben oder einer anderen Ursache beruht.

(c)As and from the Effective Time, Tyco Ireland shall take the place, and assume control, of any claim made or proceedings threatened or issued by or against Tyco Switzerland or where Tyco Switzerland is otherwise a party or notice party to, whether asserted or determined prior to, on or after the Effective Time, and Tyco Ireland shall seek to have its name substituted for that of Tyco Switzerland in any proceedings ongoing before any court, arbitration or other judicial or administrative tribunal in any jurisdiction.

(c)Ab dem Rechtswirksamkeits-Zeitpunkt tritt Tyco Irland an die Stelle von Tyco Schweiz und übernimmt die Kontrolle über sämtliche von oder gegen Tyco Schweiz geltend gemachten Ansprüche oder angedrohten oder eröffneten Verfahren sowie über Verfahren, in welchen Tyco Schweiz anderweitig Verfahrensbeteiligte oder Streitverkündete ist, unabhängig davon, ob vor, am oder nach dem Rechtswirksamkeits-Zeitpunkt erhoben beziehungsweise angehoben oder festgestellt, und Tyco Irland wird in jedem vor einem Gericht, Schiedsgericht oder einem anderen staatlichen Gericht oder Verwaltungsgericht beziehungsweise Behörde in irgendeiner Jurisdiktion hängigen Verfahren darum ersuchen, den Namen von Tyco Schweiz durch ihren zu ersetzen.

2.8Completion	2.8Vollzug
The transfer of all the assets and liabilities of Tyco Switzerland (including, for the avoidance of doubt, any and all legal positions and obligations) to Tyco Ireland shall be effected by implementing the completion measures herein agreed, all with legal effect as of the Effective Time.

Die Übertragung aller Vermögenswerte und Verbindlichkeiten von Tyco Schweiz (zwecks Ausschlusses von Zweifeln, einschliesslich sämtlicher Rechtspositionen und Verpflichtungen) auf Tyco Irland wird mittels Vornahme der hierin vereinbarten Vollzugsmassnahmen bewirkt, jeweils mit Rechtswirkung ab dem Rechtswirksamkeits-Zeitpunkt.

3.Merger Consideration	3.Umtauschverhältnis
(a)At the Effective Time, each holder of a Tyco Switzerland Share, excluding Tyco Switzerland and any of its subsidiaries, shall by virtue of the Merger receive one Tyco Ireland Share in exchange for each Tyco Switzerland Share held by such shareholder, and each Tyco Switzerland Share (including Tyco Switzerland Shares held Tyco by Switzerland and any of its subsidiaries) shall cease to be issued, be cancelled and cease to exist, and each holder of Tyco Switzerland Shares (including Tyco Switzerland and any of its subsidiaries) shall thereafter cease to have any rights with respect to such Tyco Switzerland Shares.

(a)Im Rechtswirksamkeits-Zeitpunkt erhält aufgrund der Fusion jeder Inhaber einer Tyco Schweiz Aktie, unter Ausschluss von Tyco Schweiz und ihrer Tochtergesellschaften, eine Tyco Irland Aktie im Austausch für jede von einem solchen Aktionär gehaltene Tyco Schweiz Aktie; jede Tyco Schweiz Aktie (einschliesslich der Tyco Schweiz Aktien, die von Tyco Schweiz und einer ihrer Tochtergesellschaften gehalten werden) gilt nicht mehr als ausgegeben, sondern wird vernichtet und besteht somit nicht mehr, und jeder Inhaber von Tyco Schweiz Aktien (einschliesslich Tyco Schweiz und jeder ihrer Tochtergesellschaften) hat danach keine Rechte mehr in Bezug auf solche Tyco Schweiz Aktien.

(b)The Parties acknowledge and agree that as of the Effective Time the Tyco Ireland Shares issued to the holders of Tyco Switzerland Shares shall all rank equally and have the same entitlement to dividend and any other shareholders' rights, all in accordance with Irish law.

(b)Die Parteien bestätigen und vereinbaren, dass ab dem Rechtswirksamkeits-Zeitpunkt die den Inhabern von Tyco Schweiz Aktien ausgegebenen Tyco Irland Aktien gleichranging und bezüglich Dividendenberechtigung und allen anderen Aktionärsrechten gleichberechtigt sind, jeweils in Übereinstimmung mit irischem Recht.

(c)The Parties acknowledge and agree that Tyco Switzerland does not have any special rights, participation rights without voting rights or profit sharing certificates within the meaning of Art. 13 lit. c MerA.
(c)Die Parteien bestätigen und sind sich einig, dass Tyco Schweiz keine Sonderrechte, Anteile ohne Stimmrecht oder Genussscheine im Sinne von Art. 13 lit. c FusG hat.
(d)The Parties agree that immediately after the consummation of the Merger on the Effective Time, Tyco Ireland shall acquire and cancel, for no consideration, all of the shares in the capital of Tyco Ireland issued and outstanding as of immediately prior to the consummation of the Merger (the Initial Share Capital).

(d)Die Parteien vereinbaren, dass Tyco Irland unmittelbar nach Vollzug der Fusion im Rechtswirksamkeits-Zeitpunkt alle unmittelbar vor Vollzug der Fusion ausgegebenen und ausstehenden Aktien von Tyco Irland (das Anfängliche Aktienkapital) ohne Entschädigung erwirbt und vernichtet.

4.Exchange of Shares	4.Aktientausch
4.1Authorization to Allot and Issue Tyco Ireland Shares	4.1Genehmigung der Zuteilung und Ausgabe von Tyco Irland Aktien
Before the Special General Meeting at which this Agreement and the Merger shall be approved pursuant to Section 7.1(b), the Tyco Ireland Board shall be authorized (pursuant to the articles of association of Tyco Ireland) to issue and allot, as per the Effective Time, one Tyco Ireland Share for each Tyco Switzerland Share in accordance with the exchange ratio pursuant to Section 3 of this Agreement in consideration for the transfer and assumption of all of the assets and liabilities of Tyco Switzerland and the cancellation of the Tyco Switzerland Shares.

Vor der Ausserordentlichen Generalversammlung, an welcher dieser Vertrag und die Fusion gemäss Artikel 7.1(b) genehmigt werden, wird der Tyco Irland Verwaltungsrat (gemäss den Statuten von Tyco Irland) ermächtigt, auf den Rechtswirksamkeits-Zeitpunkt eine Tyco Irland Aktie für jede Tyco Schweiz Aktie in Übereinstimmung mit dem Umtauschverhältnis gemäss Artikel 3 dieses Vertrags als Gegenleistung für die Übertragung und Übernahme aller Vermögenswerte und Verbindlichkeiten von Tyco Schweiz und für die Vernichtung der Tyco Schweiz Aktien auszugeben und zuzuteilen.

4.2Settlement	4.2Abwicklung
(a)At the Effective Time, Tyco Switzerland shall allot to, or for the benefit of, the holders of Tyco Switzerland Shares one Tyco Ireland Share, credited as fully paid, for each Tyco Switzerland Share that is cancelled by virtue of the Merger (in accordance with such former holders’ respective entitlements under Section 3(a)).

(a)Im Rechtswirksamkeits-Zeitpunkt wird Tyco Schweiz den Inhabern von Tyco Schweiz Aktien beziehungsweise zu deren Gunsten je Tyco Schweiz Aktie, welche aufgrund der Fusion vernichtet wird (in Übereinstimmung mit den entsprechenden Ansprüchen solcher früherer Inhaber unter Artikel 3(a)) eine vollständig liberierte Tyco Irland Aktie zuteilen.

(b)All Tyco Ireland Shares so allotted shall be promptly issued at the Effective Time as follows:	(b)Alle so zugeteilten Tyco Irland Aktien werden im Rechtswirksamkeits-Zeitpunkt unverzüglich wie folgt ausgegeben:

(i)for beneficial holders of Tyco Switzerland Shares deposited with the Depository Trust Company (DTC) and registered in the name of a nominee, Tyco Ireland shall either: (x) issue the relevant number of Tyco Ireland Shares to a bank or trust company appointed by Tyco Switzerland to act as exchange agent in connection with the Merger (including its successors, affiliates or designees, the Exchange Agent) and the Exchange Agent will thereafter promptly arrange for such Tyco Ireland Shares to be deposited with DTC; or (b) directly issue the relevant number of Tyco Ireland Shares to DTC or its nominee. None of the Exchange Agent, DTC or its nominee shall acquire any beneficial interest in such Tyco Ireland Shares registered in its name. Once legal ownership is registered in the name of DTC or its nominee, beneficial ownership of such Tyco Ireland Shares will be recorded in book entry form by the relevant DTC participating brokers without the need for any additional action on the beneficial holders’ part; and

(i)für die wirtschaftlich Berechtigten an Tyco Schweiz Aktien, welche bei der Depository Trust Company (DTC) hinterlegt und im Namen eines Nominees registriert sind, wird Tyco Irland entweder: (x) die entsprechende Anzahl Tyco Irland Aktien an eine Bank oder eine Treuhandgesellschaft, welche von Tyco Schweiz als Exchange Agent im Zusammenhang mit der Fusion (einschliesslich ihrer Rechtsnachfolger, Konzerngesellschaften und Beauftragten, der Exchange Agent) ernannt wurde, ausgeben, und der Exchange Agent wird unmittelbar danach die Hinterlegung dieser Tyco Irland Aktien bei DTC vornehmen; oder (b) direkt die entsprechende Anzahl Tyco Irland Aktien an DTC oder deren Nominee ausgeben. Weder der Exchange Agent, DTC noch deren Nominee erwerben eine wirtschaftliche Berechtigung an diesen in ihrem Namen registrierten Tyco Irland Aktien. Sobald das rechtliche Eigentum (legal ownership) solcher Tyco Irland Aktien im Namen von DTC oder deren Nominee registriert wurde, wird die wirtschaftliche Berechtigung an solchen Tyco Irland Aktien von den teilnehmenden DTC-Brokern in Form eines Bucheintrags eingetragen, ohne dass zusätzliche Handlungen seitens der wirtschaftlich Berechtigten erforderlich sind; und

(ii)for registered holders of Tyco Switzerland Shares, Tyco Ireland will issue the relevant number of Tyco Ireland Shares to the Exchange Agent. The Exchange Agent shall hold all such Tyco Ireland Shares and all entitlements (including dividend entitlements) arising therefrom in trust for the benefit of such former registered holders. As soon as reasonably practicable after the Effective Time, Tyco Ireland shall cause the Exchange Agent to deliver to each registered holder of Tyco Switzerland Shares a letter of transmittal (which shall be in form and substance reasonably satisfactory to Tyco Ireland), subject in all cases to customary exchange procedures established by the Exchange Agent to implement the delivery. For the purposes of this Section 4.2, the Parties will enter into a separate agreement with the Exchange Agent.

(ii)für eingetragene Aktionäre von Tyco Schweiz Aktien wird Tyco Irland die entsprechende Anzahl Tyco Irland Aktien an den Exchange Agent ausgeben. Der Exchange Agent hält alle solchen Tyco Irland Aktien und daraus fliessenden Ansprüche (einschliesslich Dividendenansprüche) treuhänderisch zugunsten solcher ehemaligen eingetragenen Aktionäre. Sobald wie vernünftigerweise praktisch möglich nach dem Rechtswirksamkeits-Zeitpunkt veranlasst Tyco Irland den Exchange Agent, jedem eingetragenen Aktionär von Tyco Schweiz Aktien ein Übermittlungsschreiben (letter of transmittal) (in einer formell und inhaltlich für Tyco Irland zufriedenstellenden Form) zuzustellen, in jedem Fall vorbehaltlich der handelsüblichen Umtauschverfahren, welche der Exchange Agent zur Durchführung der Zustellung festgelegt hat. Für Zwecke dieses Artikels 4.2 werden die Parteien einen separaten Vertrag mit dem Exchange Agent abschliessen.

(c)From the Effective Time, the former registered holders of Tyco Switzerland Shares shall be entitled to call for the Exchange Agent to procure their registration as registered shareholders of Tyco Ireland and to account to them for all entitlements (including dividend entitlements) arising therefrom, subject to customary exchange procedures established by the Exchange Agent to implement the registration.

(c)Ab dem Rechtswirksamkeits-Zeitpunkt werden die ehemaligen eingetragenen Tyco Schweiz Aktionäre berechtigt sein, vom Exchange Agent zu verlangen, deren Eintragung als eingetragene Tyco Irland Aktionäre herbeizuführen sowie ihnen gegenüber Rechenschaft über alle daraus fliessenden Ansprüche (einschliesslich Dividendenansprüche) abzulegen, in jedem Fall vorbehaltlich der handelsüblichen Umtauschverfahren, welche der Exchange Agent zur Durchführung der Eintragung festgelegt hat.

(d)Any Tyco Ireland Shares issued to the Exchange Agent pursuant to this Section 4.2 that remain undelivered to the former holders of Tyco Switzerland Shares as of the 12 month anniversary of the Effective Time (or the date of termination of the Exchange Agent’s engagement, if later) will be delivered to Tyco Ireland or its designee, together with all entitlements (including dividend entitlements) arising therefrom, upon demand, and Tyco Ireland or its designee will thereafter continue to hold such shares and entitlements, as nominee for, and on behalf of, the former holders of Tyco Switzerland Shares, on substantially similar terms as the Exchange Agent, pending formal delivery of legal title thereto, but subject to applicable abandoned property, escheat or similar laws.

(d)Tyco Irland Aktien, welche an den Exchange Agent gemäss diesem Artikel 4.2 ausgegeben wurden und ab dem zwölfmonatigen Jahrestag des Rechtswirksamkeits-Zeitpunkts (oder, falls später, dem Datum der Beendigung der Verpflichtung des Exchange Agents) den ehemaligen Tyco Schweiz Aktionären nicht zugestellt wurden, werden auf Verlangen zusammen mit allen daraus fliessenden Ansprüchen (einschliesslich Dividendenansprüche) Tyco Irland oder deren Beauftragten ausgehändigt, und Tyco Irland oder deren Beauftragter werden danach solche Aktien und Ansprüche zu im Wesentlichen gleichwertigen Bedingungen wie der Exchange Agent als Nominee für und im Namen der ehemaligen Tyco Schweiz Aktionäre halten bis zur formellen Übertragung eines Rechtstitels diesbezüglich, aber vorbehaltlich anwendbarer Bestimmungen über herrenloses Eigentum, Heimfall oder vergleichbarer Gesetze.

(e)At the Effective Time, the share register of Tyco Switzerland shall be closed and thereafter there shall be no further registration of transfers of shares of Tyco Switzerland that were outstanding prior to the Effective Time.

(e)Im Rechtswirksamkeits-Zeitpunkt wird das Aktienregister von Tyco Schweiz geschlossen. Danach werden keine weiteren Eintragungen von Übertragungen von Tyco Schweiz Aktien, welche vor dem Rechtswirksamkeits-Zeitpunkt ausstehend waren, durchgeführt.

(f)None of Tyco Ireland, the Exchange Agent or any of their respective affiliates or designees shall be liable to any former holder of Tyco Switzerland Shares for any securities properly delivered or any amount properly paid by the Exchange Agent or its nominee, as the case may be, to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f)Weder Tyco Irland, der Exchange Agent noch deren Konzerngesellschaften oder Beauftragte haften gegenüber einem ehemaligen Tyco Schweiz Aktionär für vom Exchange Agent oder dessen Nominee einer Amtsperson gemäss anwendbaren Bestimmungen über herrenloses Eigentum, Heimfall oder vergleichbarer Gesetze ordnungsgemäss zugestellte Effekten beziehungsweise ordnungsgemäss bezahlte Beträge.

(g)No interest shall be payable on any dividend entitlements or other amounts held, from time to time, by Tyco Ireland, the Exchange Agent or any of their respective affiliates or designees as nominee for any former holder of Tyco Switzerland Shares pursuant to this Section 4.2, and none of Tyco Ireland, the Exchange Agent or any of their respective affiliates or designees shall be required to account to any former holder of Tyco Switzerland Shares for same.

(g)Auf Dividendenansprüche oder andere Beträge, welche von Zeit zu Zeit von Tyco Irland, dem Exchange Agent oder einer von deren Konzerngesellschaften oder Beauftragten als Nominee für einen ehemaligen Inhaber von Tyco Schweiz Aktien gemäss diesem Artikel 4.2 gehalten werden, wird kein Zins bezahlt, und weder Tyco Irland, der Exchange Agent noch deren Konzerngesellschaften oder Beauftragte sind verpflichtet, einem ehemaligen Inhaber von Tyco Schweiz Aktien darüber Rechenschaft abzulegen.

4.3Equity Incentive Plans	4.3Aktienanreizpläne

(a)At the Effective Time, by virtue of the Merger, all outstanding options or awards, whether vested or unvested, which provide for the issuance, receipt or purchase of, or otherwise relate to or are based on Tyco Switzerland Shares (individually, an Award and collectively, the Awards) under any of the plans of Tyco Switzerland or any of its affiliates (collectively, the Equity Plans) shall remain outstanding and, after the Effective Time, be deemed to provide for the issuance, receipt or purchase of, or otherwise relate to, or be based on Tyco Ireland Shares.

(a)Im Rechtswirksamkeits-Zeitpunkt bleiben aufgrund der Fusion alle ausstehenden Optionen oder Awards (ob "vested" oder nicht), welche einen Anspruch auf die Ausgabe, den Erhalt oder den Erwerb von Tyco Schweiz Aktien verschaffen oder sich anderweitig auf Tyco Schweiz Aktien beziehen oder darauf beruhen (je einzeln ein Award und zusammen die Awards), gemäss einem der Pläne von Tyco Schweiz oder von einer ihrer Konzerngesellschaften (zusammen die Aktienpläne) ausstehend und gelten nach dem Rechtswirksamkeits-Zeitpunkt so, als ob sie einen Anspruch auf die Ausgabe, den Erhalt oder den Erwerb von Tyco Irland Aktien verschaffen oder sich anderweitig auf Tyco Irland Aktien beziehen oder darauf beruhen.

(b)Each Award that is a stock option shall be assumed by Tyco Ireland in such a manner that Tyco Ireland would be a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Tax Code, were Section 424 of the Tax Code applicable to such Award, without regard to the requirements of Treasury Regulation Section 1.424-1(a)(5)(iii), except to the extent such requirements specifically apply to such Award.

(b)Jeder Award, welcher eine Aktienoption ist, wird durch Tyco Irland derart übernommen, wie wenn Tyco Irland eine Gesellschaft wäre, "die eine Aktienoption anlässlich einer Transaktion erwirbt, auf welche Section 424(a) Anwendung findet" ("assuming a stock option in a transaction to which Section 424(a) applies") im Sinne von Section 424 des Tax Codes, falls Section 424 auf einen solchen Award anwendbar wäre, ohne Berücksichtigung der Erfordernisse der Treasury Regulation Section 1.424-1(a)(5)(iii), ausser soweit solche Erfordernisse auf einen solchen Award spezifisch anwendbar sind.

(c)Each Award assumed by Tyco Ireland shall be exercisable, issuable or available upon substantially the same terms and conditions as under the applicable Equity Plan and the applicable award agreement issued thereunder, except that upon the exercise, issuance or availability of such Awards, Tyco Ireland Shares shall be issuable or available in lieu of Tyco Switzerland Shares. The number of Tyco Ireland Shares issuable or available upon the exercise or issuance of an Award immediately after the Effective Time and, if applicable, the exercise price of each such Award, shall be the number of shares and the exercise price as in effect for such Award immediately prior to the Effective Time. All Awards issued pursuant to the Equity Plans after the Effective Time shall entitle the holder thereof to purchase or receive Tyco Ireland Shares in accordance with the terms of the Equity Plans.

(c)Jeder von Tyco Irland übernommene Award wird unter den im Wesentlichen gleichen Bedingungen ausübbar, ausgebbar oder erhältlich sein wie unter dem massgeblichen Aktienplan und dem darunter ausgefertigten massgeblichen Award-Vertrag, ausser dass bei Ausübung, Ausgabe oder Erhältlichkeit von solchen Awards Tyco Irland Aktien anstelle von Tyco Schweiz Aktien ausgegeben werden oder erhältlich sind. Die Anzahl Tyco Irland Aktien, die bei Ausübung oder Ausgabe eines Awards unmittelbar nach dem Rechtswirksamkeits-Zeitpunkt auszugeben oder erhältlich sind und, sofern anwendbar, der Ausübungspreis jedes solchen Awards entspricht der Anzahl Aktien und dem Ausübungspreis, welche(r) unmittelbar vor dem Rechtswirksamkeits-Zeitpunkt für einen solchen Award galt. Alle gemäss den Aktienplänen nach dem Rechtswirksamkeits-Zeitpunkt ausgegebenen Awards berechtigen den Inhaber derselben, gemäss den Bestimmungen der Aktienpläne Tyco Irland Aktien zu erwerben oder zu erhalten.

5.Further Preparations for Implementation of the Merger	5.Weitere Vorbereitungen für den Vollzug der Fusion

5.1Adoption of Amended Articles of Association of Tyco Ireland	5.1Verabschiedung der geänderten Statuten von Tyco Irland
On or before the Effective Time, Tyco Ireland shall have adopted the memorandum and articles of association substantially in the form set out in Annex 5.1, provided that nothing in this Section 5.1 shall limit or fetter in any way the ability of Tyco Ireland to amend, vary or substitute its memorandum and articles of association from time to time after the Effective Time.

Im oder vor dem Rechtswirksamkeits-Zeitpunkt ist Tyco Irland verpflichtet, die Gründungsurkunde (memorandum) und die Statuten, im Wesentlichen in der Form gemäss Anhang 5.1, zu verabschieden, unter der Voraussetzung, dass nichts in diesem Artikel 5.1 die Fähigkeit von Tyco Irland einschränkt oder behindert, ihre Gründungsurkunde (memorandum) oder Statuten nach dem Rechtswirksamkeits-Zeitpunkt von Zeit zu Zeit zu ergänzen, abzuändern oder zu ersetzen.

5.2Tyco Ireland Board	5.2Tyco Irland Verwaltungsrat
On or before the Effective Time, Tyco Ireland shall procure that the Tyco Ireland Board shall have been reconstituted so as to comprise the same members as serve as directors on the Tyco Switzerland Board immediately prior to the Effective Time.

Im oder vor dem Rechtswirksamkeits-Zeitpunkt sorgt Tyco Irland dafür, dass der Tyco Irland Verwaltungsrat neu konstituiert wird, so dass er mit denselben Mitgliedern besetzt ist, welche unmittelbar vor dem Rechtswirksamkeits-Zeitpunkt Tyco Schweiz Verwaltungsräte sind.

5.3Officers of Tyco Ireland	5.3Officers von Tyco Irland
Prior to the Effective Time, Tyco Ireland shall procure that the officers of Tyco Switzerland immediately prior to the Effective Time shall have been appointed as the officers of Tyco Ireland to hold the same or corresponding office after the Effective Time, until their successors have been duly appointed and qualified.

Vor dem Rechtswirksamkeits-Zeitpunkt sorgt Tyco Irland dafür, dass die Personen, welche unmittelbar vor dem Rechtswirksamkeits-Zeitpunkt Officers von Tyco Schweiz sind, zu Officers von Tyco Irland ernannt werden und nach dem Rechtswirksamkeits-Zeitpunkt dasselbe oder entsprechende Amt wahrnehmen, bis ihre Nachfolger gültig ernannt und berechtigt werden.

5.4Auditors of Tyco Ireland	5.4Revisionsstelle von Tyco Irland
Tyco Ireland shall procure that the auditors of Tyco Ireland initially shall be Deloitte.	Tyco Irland sorgt dafür, dass die Revisionsstelle von Tyco Irland zunächst Deloitte ist.
5.5Actions Required Prior to the Merger Application	5.5Erforderliche Handlungen vor dem Fusionseintragungsgesuch
The Tyco Switzerland Board shall:	Der Verwaltungsrat von Tyco Schweiz:
(a)procure that three calls to the creditors (Schuldenrufe) of Tyco Switzerland (the Creditors' Calls) are published in the Swiss Official Gazette of Commerce (SHAB) pursuant to Art. 163b para. 3 PILA;
(a)sorgt dafür, dass drei Schuldenrufe von Tyco Schweiz (die Schuldenrufe) im Schweizerischen Handelsamtsblatt gemäss Art. 163b Abs. 3 IPRG publiziert werden;

(b)appoint PWC Switzerland, a licensed audit expert, to prepare an audit confirmation pursuant to Art. 164 para. 1 PILA that (i) the claims of the creditors of Tyco Switzerland who have given notice of their claims have been satisfied or secured, (ii) the creditors who have given notice of their claims consent to the deletion of Tyco Switzerland from the Commercial Register, (iii) the claims of the creditors of Tyco Switzerland are not compromised by the Merger or (iv) there were no creditors' notices in response to the Creditors' Calls;

(b)ernennt PWC Schweiz, einen zugelassenen Revisionsexperten, um eine Prüfungsbestätigung gemäss Art. 164 Abs. 1 IPRG zu erstellen, wonach (i) die Forderungen der Gläubiger, welche ihre Forderungen angemeldet haben, befriedigt oder sichergestellt wurden, (ii) die Gläubiger, welche ihre Forderungen angemeldet haben, der Löschung von Tyco Schweiz aus dem Handelsregister zustimmen, (iii) die Forderungen der Gläubiger durch die Fusion nicht gefährdet werden oder (iv) keine Gläubiger aufgrund der Schuldenrufe ihre Forderungen angemeldet haben;

(c)appoint PWC Switzerland, a licensed audit expert, to prepare an audit confirmation pursuant to Art. 164 para. 2 lit. b PILA according to which it is confirmed that Tyco Ireland has granted equity or membership rights to the Tyco Switzerland shareholders entitled to claim such rights;

(c)ernennt PWC Schweiz, einen zugelassenen Revisionsexperten, um eine Prüfungsbestätigung gemäss Art. 164 Abs. 2 lit. b IPRG zu erstellen, wonach bestätigt wird, dass Tyco Irland den anspruchsberechtigten Aktionären von Tyco Schweiz Anteils- oder Mitgliedschaftsrechte eingeräumt hat;

(d)appoint an Irish Senior Counsel to prepare the confirmations pursuant to Art. 163b para. 1 lit. a PILA and Art. 164 para. 2 lit. a PILA;	(d)ernennt einen irischen Senior Counsel, um die Bestätigungen gemäss Art. 163b Abs. 1 lit. a IPRG und Art. 164 Abs. 2 lit. a IPRG zu erstellen;
(e)appoint the Swiss Institute for Comparative Law to prepare a confirmation that it is established practice to request an authoritative opinion from an Irish Senior Counsel on a point of Irish law and that such counsel has the necessary professional expertise and knowledge to prepare such a confirmation; and

(e)ernennt das Schweizerische Institut für Rechtsvergleichung, um eine Bestätigung zu erstellen, dass es ständige Praxis ist, ein massgebliches Gutachten eines irischen Senior Counsels zu einer irischen Rechtsfrage einzuholen und dass ein solcher Counsel die notwendige berufliche Fachkompetenz und das notwendige berufliche Wissen aufweist, eine solche Bestätigung zu erstellen; und

(f)obtain a confirmation that Tyco Ireland is in existence.	(f)holt eine Bestätigung ein, dass Tyco Irland besteht.
5.6Employee Consultation	5.6Konsultation der Arbeitnehmer
As soon as practicable following the execution of this Agreement, and no later than 30 calendar days prior to the Special General Meeting, Tyco Switzerland shall conduct an employee consultation in accordance with Art. 28 MerA. Tyco Ireland represents to the other Party that it does not, and will not prior to the Effective Time, have any employees.

Sobald wie möglich nach Unterzeichnung dieses Vertrags, und nicht später als 30 Kalendertage vor der Ausserordentlichen Generalversammlung wird Tyco Schweiz gemäss Art. 28 FusG eine Arbeitnehmerkonsultation durchführen. Tyco Irland sichert der anderen Partei zu, dass sie keine Arbeitnehmer hat und vor dem Rechtswirksamkeits-Zeitpunkt keine Arbeitnehmer haben wird.

6.Employee Benefit and Compensation Plans and Agreements	6.Mitarbeiterbeteiligungs- und Vergütungspläne sowie -vereinbarungen
6.1No Special Benefits to Directors and Members of Executive Management	6.1Keine besonderen Vorteile zugunsten der Verwaltungsräte und der Geschäftsleitung
The Parties confirm that no special benefits are granted to directors, officers or members of executive management of either Tyco Switzerland or Tyco Ireland or no special benefits will be triggered by or in connection with the Merger, whether or not the Merger takes effect.

Die Parteien bestätigen, dass den Verwaltungsräten, Officers oder den Mitgliedern der Geschäftsleitung von Tyco Schweiz oder Tyco Irland keine besonderen Vorteile gewährt werden und keine besonderen Vorteile durch die Fusion oder im Zusammenhang mit der Fusion (unabhängig davon, ob die Fusion rechtswirksam wird oder nicht) ausgelöst werden.

6.2Effect of the Merger on Employee Benefit and Compensation Plans and Agreements	6.2Wirkung der Fusion auf Mitarbeiterbeteiligungs- und Vergütungspläne und -vereinbarungen

At the Effective Time, the employee benefit and compensation plans and agreements of Tyco Switzerland, together with any other plan and agreement of Tyco Switzerland and its subsidiaries as determined by the management of Tyco Switzerland or Tyco Ireland in its sole discretion (together the Assumed Plans), shall be assumed by and become plans and agreements of Tyco Ireland. To the extent any Assumed Plan relates to Tyco Switzerland Shares, then, as of the Effective Time, such plan shall be deemed to relate to Tyco Ireland Shares. Any amendments deemed necessary or appropriate by Tyco Switzerland or Tyco Ireland to effect the Merger and related transactions, including facilitating the assignment to Tyco Ireland of the Assumed Plans, shall be adopted and entered into with respect to the Assumed Plans. The Tyco Switzerland shareholder approval of this Agreement and the Merger shall also be deemed to satisfy any requirement of shareholder approval of such amendments of the Assumed Plans and the assumption by Tyco Ireland of the Assumed Plans and the Equity Plans and any Awards thereunder.

Im Rechtswirksamkeits-Zeitpunkt werden die Mitarbeiterbeteiligungs- und Vergütungspläne und -vereinbarungen von Tyco Schweiz, zusammen mit jedem/jeder anderen, vom Management von Tyco Schweiz oder Tyco Irland in ihrem alleinigen Ermessen bestimmten Plan und Vereinbarung von Tyco Schweiz und ihren Tochtergesellschaften (zusammen die Übernommenen Pläne), durch Tyco Irland übernommen und werden damit zu Plänen und Vereinbarungen von Tyco Irland. Soweit sich ein Übernommener Plan auf Tyco Schweiz Aktien bezieht, bezieht sich ein solcher Übernommener Plan ab dem Rechtswirksamkeits-Zeitpunkt auf Tyco Irland Aktien. Anpassungen, welche von Tyco Schweiz oder Tyco Irland für den Vollzug der Fusion und der verbundenen Transaktionen als notwendig oder angemessen erachtet werden, einschliesslich solcher zur Erleichterung der Übertragung der Übernommenen Pläne auf Tyco Irland, sollen mit Bezug auf die Übernommenen Pläne vorgenommen werden. Mit der Zustimmung zur Fusion durch die Tyco Schweiz Aktionäre gilt auch jedes Erfordernis einer Genehmigung durch die Aktionäre von solchen Änderungen der Übernommenen Pläne und der Aktienpläne sowie der Übernahme der Übernommenen Pläne und jeglicher Awards unter diesen durch Tyco Irland als erfüllt.

6.3New Indemnity Agreements	6.3Neue Schadloshaltungsvereinbarungen

Tyco Ireland shall offer to enter into indemnity agreements (the New Indemnity Agreements) with each executive officer and director of Tyco Ireland who, immediately prior to the Effective Time, is a party to an indemnity agreement with Tyco Switzerland (each an Old Indemnity Agreement), and, to the extent permitted by Irish law, the terms and conditions of the New Indemnity Agreements shall be identical in all material respects (subject to such modifications or amendments as may be necessary or desirable to give effect to the primary contractual intention of the Old Indemnity Agreements) to those set forth in the Old Indemnity Agreements. Tyco Switzerland shall procure that a subsidiary of Tyco Switzerland shall offer to enter into indemnity agreements (the Subsidiary Indemnity Agreements) with each officer and director of Tyco Ireland who immediately prior to the Effective Time is a party to an Old Indemnity Agreement such that the terms and conditions of the Subsidiary Indemnity Agreement when considered cumulatively with the terms and conditions of the New Indemnity Agreements shall be as extensive and provide at least the same level of indemnity protection as the Old Indemnity Agreements.

Tyco Irland ist verpflichtet, den Executive Officers und Verwaltungsräten von Tyco Irland, die unmittelbar vor dem Rechtswirksamkeits-Zeitpunkt Partei einer Schadloshaltungsvereinbarung mit Tyco Schweiz (je eine Alte Schadloshaltungsvereinbarung) sind, den Abschluss von neuen Schadloshaltungsvereinbarungen (die Neuen Schadloshaltungsvereinbarungen) anzubieten. Soweit nach irischem Recht zulässig, haben die Bedingungen der Neuen Schadloshaltungsvereinbarungen in allen wesentlichen Belangen (vorbehaltlich solcher Änderungen oder Ergänzungen, die erforderlich oder erstrebenswert sind, um die ursprüngliche vertragliche Zielsetzung der Alten Schadloshaltungsvereinbarungen herbeizuführen) identisch mit denjenigen der Alten Schadloshaltungsvereinbarungen zu sein. Tyco Schweiz ist verpflichtet, dafür zu sorgen, dass eine Tochtergesellschaft von Tyco Schweiz anbietet, mit allen Officers und Verwaltungsräten, welche unmittelbar vor dem Rechtswirksamkeits-Zeitpunkt Partei einer Alten Schadloshaltungsvereinbarung waren, Schadloshaltungsvereinbarungen (Tochtergesellschafts-Schadloshaltungsvereinbarungen) einzugehen, deren Bedingungen, wenn zusammen mit den Bedingungen der Neuen Schadloshaltungsvereinbarungen betrachtet, gleich umfassend sind und mindestens das gleiche Mass an Schadloshaltung wie die Alten Schadloshaltungsvereinbarungen gewähren.

7.Corporate Approvals and Other Conditions for Completion	7.Genehmigungen und andere Vollzugsbedingungen
7.1Board Approval and Approval by the Special General Meeting	7.1Genehmigung des Verwaltungsrats und Zustimmung durch die Ausserordentliche Generalversammlung
(a)Tyco Switzerland confirms that at the meeting held on May 16, 2014, the Tyco Switzerland Board approved the entry into and signing of this Agreement.	(a)Tyco Schweiz bestätigt, dass der Tyco Schweiz Verwaltungsrat in der Sitzung vom 16. Mai 2014 den Abschluss und die Unterzeichnung dieses Vertrags genehmigt hat.
(b)The Tyco Switzerland Board shall submit this Agreement to the Special General Meeting and propose that this Agreement and the Merger be approved by shareholders in accordance with Art. 18 para. 1 MerA. The Parties acknowledge and agree that the Tyco Switzerland Board shall have the right, in its full discretion, to set and change the date of the Special General Meeting, not to call the Special General Meeting for the approval of this Agreement and the Merger, not to submit the Agreement and the Merger to the shareholders' approval or to propose that the resolutions before the Special General Meeting be rejected. The Merger shall be deemed approved if the Special General Meeting approves this Agreement and the Merger with a two-thirds majority of the voting rights and an absolute majority of the nominal value of shares, each as represented, in person or by proxy, at the meeting, and the additional applicable requirements of Swiss law and the articles of association of Tyco Switzerland relating to the calling and conduct of the Special General Meeting are satisfied.

(b)Der Tyco Schweiz Verwaltungsrat ist verpflichtet, diesen Vertrag der Ausserordentlichen Generalversammlung vorzulegen und zu beantragen, dass die Aktionäre diesen Vertrag und die Fusion gemäss Art. 18 Abs. 1 FusG genehmigen. Die Parteien bestätigen und vereinbaren, dass der Verwaltungsrat von Tyco Schweiz das Recht hat, nach freiem Ermessen das Datum der Ausserordentlichen Generalversammlung festzulegen und zu ändern, die Ausserordentliche Generalversammlung zwecks Genehmigung dieses Vertrag und der Fusion nicht einzuberufen, den Vertrag und die Fusion den Aktionären nicht zur Genehmigung vorzulegen oder der Ausserordentlichen Generalversammlung zu beantragen, die ihr vorgelegten Anträge abzulehnen. Die Fusion gilt als genehmigt, wenn die Ausserordentliche Generalversammlung diesen Vertrag und die Fusion mit einer Mehrheit von zwei Dritteln der an der Generalversammlung persönlich oder durch einen Vertreter vertretenen Stimmrechte und einer absoluten Mehrheit der vertretenen Aktiennennwerte genehmigt, und die zusätzlich anwendbaren Voraussetzungen des schweizerischen Rechts und der Statuten von Tyco Schweiz zur Einberufung und Durchführung einer Ausserordentlichen Generalversammlung erfüllt sind.

(c)Notwithstanding the foregoing, this Agreement may be terminated in accordance with Section 11.2.	(c)Ungeachtet des Vorstehenden kann dieser Vertrag gemäss Artikel 11.2 beendet werden.
7.2Tyco Ireland Board Approval	7.2Genehmigung des Tyco Irland Verwaltungsrats
(a)Tyco Ireland confirms that the Tyco Ireland Board approved on May 30, 2014 the signing and performance of the Agreement and on such date or previously approved all other agreements and transactions herein envisaged or referred to, including:

(a)Tyco Irland bestätigt, dass ihr Verwaltungsrat am 30. Mai 2014 die Unterzeichnung und Erfüllung des Vertrags und an diesem Datum oder bereits zuvor alle anderen Vereinbarungen und Transaktionen, welche hierin beabsichtigt werden oder auf welche hierin verwiesen wird, genehmigt hat, einschliesslich:

(i)the issue of Tyco Ireland shares;	(i)Der Ausgabe von Tyco Irland Aktien;
(ii)the execution of this Agreement and a deed poll, substantially in the form set out in Annex 7.2 to this Agreement;	(ii)des Unterzeichnung dieses Vertrags und einer Deed Poll, im Wesentlichen in der Form gemäss Anhang 7.2 zu diesem Vertrag;
(iii)the appointment of directors of Tyco Switzerland to the Tyco Ireland Board;	(iii)der Ernennung der Verwaltungsräte von Tyco Schweiz in den Tyco Irland Verwaltungsrat;
(iv)the purchase by Tyco Ireland of the Initial Share Capital for nil consideration pursuant to Section 3(d) of this Agreement;	(iv)des Erwerbs des Anfänglichen Aktienkapitals durch Tyco Irland ohne Entschädigung gemäss Artikel 3(d) dieses Vertrags;
(v)the approval of entry by Tyco Ireland into the New Indemnity Agreements;	(v)der Genehmigung des Abschlusses der Neuen Schadloshaltungsvereinbarungen durch Tyco Irland;
(vi)the appointment of the officers of Tyco Ireland;	(vi)der Ernennung der Officers von Tyco Irland;
(vii)the appointment of the Exchange Agent; and	(vii)der Ernennung des Exchange Agents; und
(viii)the updating of all statutory registers to reflect the issue and allotment of Tyco Ireland Shares pursuant to Section 4 of this Agreement.	(viii)der Aktualisierung aller statutarischen Register, um die Ausgabe und Zuteilung von Tyco Irland Aktien gemäss Artikel 4 dieses Vertrags wiederzugeben.

(b)Tyco Ireland represents and warrants that no shareholder approval or other corporate authorizations are required on its side for purposes of this Agreement, except for those required to implement the following, all of which shall have been validly adopted before the Special General Meeting:

(b)Tyco Irland sichert zu und garantiert, dass ihrerseits für die Zwecke dieses Vertrags keine Genehmigung durch die Aktionäre oder andere gesellschaftsrechtliche Ermächtigungen erforderlich sind, mit Ausnahme derjenigen, welche zur Umsetzung des Folgenden erforderlich sind, wobei diese Handlungen alle vor der Ausserordentlichen Generalversammlung gültig zu verabschieden sind:

(i)adoption of a new memorandum and new articles of association of Tyco Ireland, including to allow for the issuance of Tyco Ireland Shares;	(i)Beschluss einer neuen Gründungsurkunde (memorandum) und neuer Statuten von Tyco Irland, welche unter anderem die Ausgabe von Tyco Irland Aktien ermöglichen;
(ii)authorization of the filing of a registration statement on Form S-4 with the U.S. Securities and Exchange Commission (SEC) for the purpose of registering the Tyco Ireland Shares;	(ii)Ermächtigung zur Einreichung eines Registration Statement auf Form S-4 bei der the U.S. Securities and Exchange Commission (SEC) zum Zwecke der Registrierung der Tyco Irland Aktien;
(iii)approval of the capital reduction described in Section 8.4; and	(iii)Genehmigung der Kapitalherabsetzung gemäss Artikel 8.4; und
(iv)authorization of the purchase by Tyco Ireland of the Initial Share Capital for nil consideration pursuant to Section 3 of this Agreement.	(iv)Ermächtigung zum Erwerb des Anfänglichen Aktienkapitals ohne Entschädigung durch Tyco Irland gemäss Artikel 3 dieses Vertrags.
7.3Other Conditions to be Met Before Filing the Merger Application	7.3Andere vor der Einreichung des Fusionseintragungsgesuchs zu erfüllende Bedingungen
Prior to submitting the Merger Application to the Commercial Register, the following further measures shall have been implemented:	Vor Einreichung des Fusionseintragungsgesuchs beim Handelsregister müssen die folgenden weiteren Massnahmen umgesetzt worden sein:
7.3.1Related to the Creditors' Calls	7.3.1Betreffend die Schuldenrufe
After having made the Creditors' Calls in accordance with Art. 164 PILA and 46 MerA and prior to submitting the Merger Application to the Commercial Register, Tyco Switzerland shall procure that PWC Switzerland or another licensed audit expert delivers the audit confirmation pursuant to Art. 164 para. 1 PILA according to which:

Nach erfolgten Schuldenrufen gemäss Art. 164 IPRG und 46 FusG und vor Einreichen des Fusionseintragungsgesuchs beim Handelsregister sorgt Tyco Schweiz dafür, dass PWC Schweiz oder ein anderer zugelassener Revisionsexperte die Prüfungsbestätigung gemäss Art. 164 Abs. 1 IPRG abgibt, gemäss welcher:

(a)the claims of creditors of Tyco Switzerland who have given notice of their claims have been paid or security has been provided for such claims;	(a)die Forderungen der Gläubiger von Tyco Schweiz, welche ihre Forderungen angemeldet haben, befriedigt oder sichergestellt wurden;

(b)the creditors who have given notice of their claims have consented to the deletion of Tyco Switzerland from the Commercial Register;	(b)die Gläubiger, welche ihre Forderungen angemeldet haben, der Löschung von Tyco Schweiz aus dem Handelsregister zugestimmt haben;
(c)the claims of the creditors of Tyco Switzerland are not compromised by the merger; or	(c)die Forderungen der Gläubiger durch die Fusion nicht gefährdet werden; oder
(d)there were no creditors' notices in response to the Creditors' Calls.	(d)keine Gläubiger aufgrund der Schuldenrufe ihre Forderungen angemeldet haben.
7.3.2No Prohibition	7.3.2Keine Untersagung
Any statutory, court or official prohibitions to complete the Merger and the transactions contemplated under this Agreement shall have expired or been terminated, or if not, failure to comply with such prohibitions will not have materially adverse consequences for any of the Parties.

Jede gesetzliche, gerichtliche oder behördliche Untersagung, die Fusion oder die in diesem Vertrag beabsichtigten Transaktionen zu vollziehen, ist abgelaufen oder beendet oder, falls nicht, wird die Nichtbefolgung einer solchen Untersagung für keine der Parteien wesentliche nachteiligen Folgen haben.

7.3.3Third Party Consents	7.3.3Zustimmung von Drittparteien
Tyco Switzerland shall have all consents or waivers from third parties to the extent required or necessary for the assignment, transfer, conveyance, assumption and delivery by Tyco Switzerland of all its assets and liabilities to Tyco Ireland without triggering any acceleration or other adverse consequences for Tyco Switzerland or Tyco Ireland or other obligors thereunder.

Tyco Schweiz hat die Zustimmung oder Verzichtserklärung von Drittparteien erhalten, soweit dies für die Abtretung, Übereignung, Übertragung, Übernahme und Lieferung aller Vermögenswerte und Verbindlichkeiten von Tyco Schweiz auf Tyco Irland verlangt oder erforderlich ist, ohne dass eine vorzeitige Fälligkeit oder andere nachteilige Folgen für Tyco Schweiz oder Tyco Irland oder andere Schuldner ausgelöst werden.

7.3.4Registration Statement	7.3.4Registration Statement
Tyco Ireland shall have prepared and filed with the SEC a registration statement on Form S-4 and such registration statement shall have been declared effective and no stop-order suspending the effectiveness thereof shall have been issued.

Tyco Irland hat ein Registration Statement auf Form S-4 vorbereitet und bei der SEC eingereicht, dieses Registration Statement ist für wirksam erklärt worden und keine stop-order, welche die Wirksamkeit desselben aufschieben würde, wurde erlassen.

7.3.5NYSE Listing	7.3.5NYSE Kotierung
The Tyco Ireland Shares to be issued in connection with the Merger shall have been authorized for listing on the New York Stock Exchange (NYSE), subject to official notice of issuance.	Die im Rahmen der Fusion auszugebenden Tyco Irland Aktien wurden zur Kotierung an der New York Stock Exchange (NYSE) zugelassen, vorbehaltlich der offiziellen Notice of Issuance.
7.3.6DTC Eligibility	7.3.6DTC Teilnahmefähigkeit
The Tyco Ireland Shares shall have been deemed eligible for deposit, book-entry and clearance services by DTC and its affiliates.	Die Tyco Irland Aktien wurden für die Verwahrungs-, Verbuchungs- und Abwicklungsdienstleistungen durch DTC und ihre Konzerngesellschaften als teilnahmefähig befunden.
7.3.7Legal Opinions	7.3.7Legal Opinions

(a)Tyco Switzerland shall have received an opinion from McDermott Will & Emery LLP, in form and substance reasonably satisfactory to Tyco Switzerland, dated as of the date of the Effective Time, confirming the matters discussed under the caption "Material Tax Considerations-U.S. Federal Income Tax Considerations" in the proxy statement of Tyco Switzerland distributed to shareholders of Tyco Switzerland in connection with the Special General Meeting (the Proxy Statement).

(a)Tyco Schweiz hat von McDermott Will & Emery LLP eine Opinion erhalten, welche nach Form und Inhalt für Tyco Schweiz im Wesentlichen zufriedenstellend ist, auf das Datum des Rechtswirksamkeits-Zeitpunkts datiert ist und die Ausführungen bestätigt, die im Proxy Statement unter dem Titel "Material Tax Considerations-U.S. Federal Income Tax Considerations" gemacht werden, das den Aktionären von Tyco Schweiz im Zusammenhang mit der Ausserordentlichen Generalversammlung verteilt worden ist (das Proxy Statement).

(b)Tyco Switzerland shall have received an opinion from Arthur Cox, in form and substance reasonably satisfactory to Tyco Switzerland, dated as of the date of the Effective Time, confirming the matters discussed under the caption "Material Tax Considerations-Irish Tax Considerations" in the Proxy Statement.

(b)Tyco Schweiz hat von Arthur Cox eine Opinion erhalten, die nach Form und Inhalt für Tyco Schweiz im Wesentlichen zufriedenstellend ist, auf das Datum des Rechtswirksamkeits-Zeitpunkts datiert ist und die Ausführungen bestätigt, welche im Proxy Statement unter dem Titel "Material Tax Considerations-Irish Tax Considerations" gemacht werden.

(c)Tyco Switzerland shall have received an opinion from PWC Switzerland, in form and substance reasonably satisfactory to Tyco Switzerland, dated as of the date of the Effective Time, confirming the matters discussed under the caption "Material Tax Considerations-Swiss Tax Considerations" in the Proxy Statement.

(c)Tyco Schweiz hat von PWC Schweiz eine Opinion erhalten, die nach Form und Inhalt für Tyco Schweiz im Wesentlichen zufriedenstellend ist, auf das Datum des Rechtswirksamkeits-Zeitpunkts datiert ist und die Ausführungen bestätigt, welche im Proxy Statement unter dem Titel "Material Tax Considerations-Swiss Tax Considerations" gemacht werden.

7.3.8Other Legal Conditions Pursuant to Swiss Law	7.3.8Andere rechtliche Voraussetzungen nach schweizerischem Recht
All Swiss legal preconditions necessary for the submission of the Merger Application shall have been satisfied.	Alle schweizerischen gesetzlichen Voraussetzungen für die Einreichung des Fusionseintragungsgesuchs sind erfüllt.
7.3.9Swiss Tax Consequences	7.3.9Steuerfolgen nach schweizerischem Recht
There shall be a confirmation of the competent Swiss tax authorities that no exit withholding tax is payable under Swiss law by Tyco Switzerland shareholders as a result of the Merger.
Die zuständigen schweizerischen Steuerbehörden haben bestätigt, dass die Tyco Schweiz Aktionäre als Folge der Fusion nach schweizerischem Recht aufgrund des Wegzugs nicht verrechnungssteuerpflichtig werden.

8.Merger Application and Supplementary Completion Measures	8.Fusionseintragungsgesuch und zusätzliche Vollzugsmassnahmen
8.1Submission of the Merger Application	8.1Einreichung des Fusionseintragungsgesuchs

The application regarding the Merger (the Merger Application) shall be submitted to the Commercial Register as soon as practicable following the approval of this Agreement and the Merger by the Special General Meeting and the satisfaction of any of the other conditions set forth in Section 7.

Das Eintragungsgesuch betreffend die Fusion (das Fusionseintragungsgesuch) ist sobald wie möglich nach der Genehmigung dieses Vertrags und der Fusion durch die Ausserordentliche Generalversammlung und der Erfüllung der anderen Bedingungen gemäss Artikel 7 beim Handelsregister einzureichen.

8.2Supplementary Completion Measures	8.2Zusätzliche Vollzugsmassnahmen
8.2.1Relating to Tyco Switzerland Liabilities	8.2.1Betreffend die Verbindlichkeiten von Tyco Schweiz

(a)Subject only to the Merger becoming legally effective and compliance with any requirements pursuant to the law governing the relevant liabilities (if any), and with effect as from the Effective Time, Tyco Ireland hereby agrees to assume from Tyco Switzerland all liabilities (including all other legal positions and obligations thereto relating) to be transferred to it by virtue or in connection with the Merger as further specified in Section 2. Without limiting the generality of the foregoing, such liabilities and obligations shall include those plans, agreements, and benefit awards described herein and the (direct or indirect) liabilities of Tyco Switzerland in connection with any other board, management and employee share incentive schemes.

(a)Einzig unter der Voraussetzung, dass die Fusion rechtswirksam wird und die Voraussetzungen desjenigen Rechts, welches auf die entsprechenden Verbindlichkeiten (falls vorhanden) anwendbar ist, eingehalten werden, und mit Wirkung ab dem Rechtswirksamkeits-Zeitpunkt, übernimmt Tyco Irland von Tyco Schweiz alle Verbindlichkeiten (einschliesslich aller anderen Rechtspositionen und damit verbundenen Verpflichtungen), welche aufgrund oder im Zusammenhang mit der Fusion zu übertragen sind, wie in Artikel 2 näher festgelegt. Unbeschadet der Allgemeingültigkeit des vorstehend Ausgeführten beinhalten solche Verbindlichkeiten und Verpflichtungen diejenigen Pläne, Vereinbarungen und Zuteilungen von Vorteilen (benefit awards), welche hierin beschrieben werden, und die (direkten oder indirekten) Verbindlichkeiten von Tyco Schweiz in Verbindung mit allen anderen Aktien-Anreizsystemen für den Verwaltungsrat, das Management und die Mitarbeiter.

(b)Subject only to the Merger becoming legally effective and compliance with any requirements pursuant to the law governing the relevant liabilities (if any), and with effect as from the Effective Time, Tyco Ireland hereby agrees to execute on the Effective Time a deed poll, substantially in the form of Annex 7.2.

(b)Einzig unter der Voraussetzung, dass die Fusion rechtswirksam wird und die Voraussetzungen desjenigen Rechts, welches auf die entsprechenden Verbindlichkeiten (falls vorhanden) anwendbar ist, eingehalten werden, und mit Wirkung ab dem Rechtswirksamkeits-Zeitpunkt, erklärt sich Tyco Irland hiermit bereit, im Rechtswirksamkeits-Zeitpunkt eine Deed Poll auszufertigen, im Wesentlichen in der Form gemäss Anhang 7.2.

8.2.2Relating to New Tyco Ireland Shares	8.2.2Betreffend neue Tyco Irland Aktien
As of the Effective Time, the Exchange Agent shall hold the Tyco Ireland Shares as nominee for the (former) Tyco Switzerland shareholders, as further specified in Section 4.2.	Ab dem Rechtswirksamkeits-Zeitpunkt hält der Exchange Agent die Tyco Irland Aktien als Nominee für die (früheren) Tyco Schweiz Aktionäre, wie in Artikel 4.2 näher festgelegt.
8.2.3Further Assurance	8.2.3Weitere Zusicherungen
In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall, prior to or on the Effective Time, and Tyco Ireland shall after the Effective Time, use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the Merger contemplated by the terms of this Agreement.

Neben den an anderen Stellen dieses Vertrags ausdrücklich vorgesehenen Handlungen wird jede Partei vor oder im Rechtswirksamkeits-Zeitpunkt, und Tyco Irland nach dem Rechtswirksamkeits-Zeitpunkt nach besten Kräften alle unter den anwendbaren Gesetzen, Regularien und Verträgen notwendigen, geeigneten oder empfehlenswerten Handlungen vornehmen oder veranlassen, um die in diesem Vertrag geplante Fusion zu vollziehen und wirksam zu machen.

8.32014/15 Dividend	8.3Dividende 2014/15
The liabilities assumed by and accepted by Tyco Ireland pursuant to Sections 2.7 and 8.2.1 include, for the avoidance of doubt, the liability to pay sums due to shareholders as debts lawfully incurred arising from the declaration of a dividend by Tyco Switzerland approved by Tyco Switzerland shareholders prior to the Effective Time at the annual general meeting of Tyco Switzerland held on March 5, 2014 but which (i) fall due for payment after the Effective Time or (ii) fell or fall due for payment prior to the Effective Time but which had not been discharged as at the Effective Time.

Die von Tyco Irland gemäss Artikel 2.7 und 8.2.1 übernommenen und anerkannten Verbindlichkeiten beinhalten, um Zweifel auszuschliessen, die Verbindlichkeit, rechtmässig eingegangene Schulden gegenüber Aktionären zu bezahlen, die auf die Deklaration einer Dividende durch Tyco Schweiz zurückgehen, die vor dem Rechtswirksamkeits-Zeitpunkt an der ordentlichen Generalversammlung von Tyco Schweiz vom 5. März 2014 beschlossen wurde, aber die (i) erst nach dem Rechtswirksamkeits-Zeitpunkt zur Zahlung fällig werden oder (ii) vor dem Rechtswirksamkeits-Zeitpunkt zur Zahlung fällig wurden oder werden, aber bis zum Rechtswirksamkeits-Zeitpunkt noch nicht beglichen wurden.

8.4Capital Reduction	8.4Kapitalherabsetzung

As soon as practicable following the Effective Time, Tyco Ireland shall make application to the High Court of Ireland for a court order approving a capital reduction in accordance with section 72 of the Companies Act 1963 of Ireland, such application being for reduction in the share capital of Tyco Ireland of a sum equal to the aggregate of the entire amount standing to the credit of the share premium account resulting from the issue of the shares in Tyco Ireland pursuant to this Agreement (or such lesser sum as the directors of Tyco Ireland may determine), whereupon such sum thereby released shall be treated as profits available for distribution for the purposes of section 45 of the Companies (Amendment) Act 1983 of Ireland.

Sobald wie möglich nach dem Rechtswirksamkeits-Zeitpunkt wird Tyco Irland einen Antrag beim irischen High Court für eine gerichtliche Genehmigung einer Kapitalherabsetzung gemäss Section 72 des irischen Companies Act 1963 einreichen, damit das Aktienkapital von Tyco Irland in der Höhe entsprechend des gesamten Agios, welches durch die Ausgabe von Tyco Irland Aktien nach diesem Vertrag entstand (oder ein niedrigerer, vom Tyco Irland Verwaltungsrat festgelegter Betrag), herabgesetzt wird. Der dadurch frei gewordene Betrag wird für Zwecke der Section 45 des irischen Companies (Amendment) Act 1983 wie für zur Ausschüttung verfügbarer Gewinn behandelt.

8.5Rule 16b-3 Approval	8.5Rule 16b-3 Genehmigung
Tyco Switzerland and Tyco Ireland shall take, and cause their respective subsidiaries to take, all such steps as may reasonably be required to cause the transactions contemplated by this Agreement and any other dispositions of Tyco Switzerland Shares (including derivative securities) or acquisitions of Tyco Ireland Shares (including derivative securities) in connection with this Agreement by each individual who (a) is a director or officer of Tyco Switzerland, or (b) at the Effective Time, is or will become a director or officer of Tyco Ireland, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

Tyco Schweiz und Tyco Irland ergreifen alle Massnahmen, und veranlassen ihre jeweiligen Tochtergesellschaften, alle Massnahmen zu ergreifen, welche vernünftigerweise verlangt sein können, um die in diesem Vertrag beabsichtigten Transaktionen und jegliche anderen Verfügungen über Tyco Schweiz Aktien (einschliesslich derivative Wertpapiere) oder jeglichen anderen Erwerb von Tyco Irland Aktien (einschliesslich derivative Wertpapiere) im Zusammenhang mit diesem Vertrag durch jede Person, die (a) ein Verwaltungsrat oder Officer von Tyco Schweiz ist oder (b) im Rechtswirksamkeits-Zeitpunkt ein Verwaltungsrat oder Officer von Tyco Irland ist oder werden wird, von der unter dem Securities Exchange Act von 1934, in der jeweils gültigen Fassung, erlassenen Rule 16b-3 zu befreien.

9.Announcements	9.Mitteilungen
The Parties shall notify the public, their shareholders, the regulatory authorities and stock exchanges as mutually agreed, shallco-operate closely and specifically co-ordinate the necessary communications with the regulatory authorities and the making of any announcement in connection with this Agreement and the Merger.

Die Parteien benachrichtigen die Öffentlichkeit, ihre Aktionäre, die Aufsichtsbehörden sowie die Börsen wie gemeinsam vereinbart, arbeiten eng miteinander zusammen und koordinieren insbesondere die notwendige Kommunikation mit den Aufsichtsbehörden und die Veröffentlichung von jeglichen Ankündigungen im Zusammenhang mit diesem Vertrag und der Fusion.

10.Miscellaneous	10.Verschiedenes
10.1Confidentiality	10.1Vertraulichkeit
The contents of the Merger negotiations and the documents and information exchanged in this context shall be treated as confidential by all Parties. This shall not apply to statutory and regulatory obligations to provide information to authorities, courts and to stock exchanges.

Der Inhalt der Fusionsverhandlungen und der Dokumente und der Informationen, welche in diesem Zusammenhang ausgetauscht werden, sind von allen Parteien vertraulich zu behandeln. Dies findet keine Anwendung auf gesetzliche und regulatorische Pflichten, Behörden, Gerichten und Börsen Auskunft zu erteilen.

10.2Assignment; Binding Effect; Benefit	10.2Abtretung; Bindungswirkung; Nutzen
Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Except as specifically provided otherwise herein, nothing in this Agreement is intended to confer on any person other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Weder dieser Vertrag noch irgendwelche Rechte, Ansprüche oder Verpflichtungen hierunter können von einer der Parteien hierzu (ob kraft Gesetzes oder anderweitig) ohne die vorgängige schriftliche Zustimmung der anderen Partei übertragen oder abgetreten werden. Vorbehaltlich des vorangehenden Satzes ist dieser Vertrag für die Parteien, deren jeweilige Rechtsnachfolger und Abtretungsempfänger verbindlich und wirkt zu ihren Gunsten. Ausser soweit hierin ausdrücklich anders vorgesehen, bezweckt nichts in diesem Vertrag irgendeiner Person (abgesehen von den Parteien, deren jeweiligen Rechtsnachfolgern und Abtretungsempfängern) irgendwelche Rechte, Rechtsbehelfe, Verpflichtungen oder Verbindlichkeiten unter oder aufgrund dieses Vertrags zu gewähren.

10.3Entire Agreement	10.3Gesamter Vertrag

This Agreement and any documents delivered by the Parties in connection herewith constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the Parties with respect thereto.

Dieser Vertrag und alle Dokumente, welche von den Parteien im Zusammenhang damit abgeschlossen wurden, stellen den gesamten Vertrag zwischen den Parteien in Bezug auf den Vertragsgegenstand dar und ersetzen alle früheren zwischen den Parteien diesbezüglich abgeschlossenen Verträge und Vereinbarungen.

10.4Amendments and Modifications of the Agreement	10.4Ergänzungen und Änderungen des Vertrags
This Agreement may be amended by the Parties at any time before or after the shareholders of Tyco Switzerland adopt a resolution approving this Agreement; provided, however, that after any such adoption by the Tyco Switzerland shareholders, this Agreement shall not be further amended without the approval of the Tyco Switzerland shareholders unless any such amendment shall not require the approval of such shareholders under applicable law or under the NYSE rules. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Dieser Vertrag kann jederzeit, bevor oder nachdem die Aktionäre von Tyco Schweiz diesen Vertrag genehmigt haben, durch die Parteien geändert werden. Nach der Genehmigung durch die Tyco Schweiz Aktionäre darf dieser Vertrag ohne Genehmigung der Tyco Schweiz Aktionäre nicht mehr weiter geändert werden, es sei denn, dass eine solche Änderung nach anwendbarem Recht oder gemäss den Regeln der NYSE keine Genehmigung der Aktionäre erfordert. Dieser Vertrag darf nur durch ein von jeder Partei unterzeichnetes schriftliches Instrument geändert werden.

10.5Severability	10.5Salvatorische Klausel
If at all possible, each provision of this Agreement shall be interpreted so that it is valid and enforceable under applicable law. If a provision of this Agreement should be held unenforceable or invalid, it shall only be invalid to the extent that it is unenforceable or invalid and shall be otherwise replaced by a valid and enforceable provision which a party acting in good faith would regard as an adequate commercial replacement for the provision which is invalid or unenforceable. The other provisions of this Agreement shall remain binding and in force under all circumstances.

Wenn irgendwie möglich ist jede Bestimmung dieses Vertrags so auszulegen, dass sie unter dem anwendbaren Recht gültig und durchsetzbar ist. Falls eine Bestimmung dieses Vertrags nicht durchsetzbar oder ungültig sein sollte, ist diese nur insoweit ungültig, als sie nicht durchsetzbar oder ungültig ist, und soll im Übrigen durch eine gültige und durchsetzbare Bestimmung ersetzt werden, welche eine Partei, welche in gutem Glauben handelt, als angemessenen wirtschaftlichen Ersatz für die Bestimmung, welche ungültig oder nicht durchsetzbar ist, betrachten würde. Die übrigen Bestimmungen dieses Vertrags bleiben unter allen Umständen bindend und in Kraft.

10.6Absence of Waiver	10.6Kein Verzicht
The waiver of a contractual right in an individual case shall not be regarded as a general waiver of this right or other rights arising out of this Agreement.	Der Verzicht auf ein vertragliches Recht in einem individuellen Fall wird nicht als allgemeiner Verzicht auf dieses Recht oder Rechte aus diesem Vertrag betrachtet.
10.7Authoritative Version	10.7Massgebende Fassung
In the event of any deviations between the English and the German version of this Agreement, the English version shall prevail.	Falls sich zwischen der deutschen und der englischen Fassung dieses Vertrags Differenzen ergeben, hat die englische Fassung Vorrang.
11.Entry Into Force and Termination	11.Inkrafttreten und Beendigung
11.1Entry Into Force	11.1Inkrafttreten
This Agreement shall enter into force upon its signing by all the Parties hereto.	Dieser Vertrag tritt mit seiner Unterzeichnung durch sämtliche Parteien in Kraft.
11.2Termination	11.2Beendigung
(a)The Parties shall be entitled to terminate this Agreement by mutual consent anytime until the Special General Meeting.	(a)Die Parteien können bis zur Ausserordentlichen Generalversammlung diesen Vertrag jederzeit durch gegenseitige Übereinkunft aufheben.
(b)This Agreement shall be automatically terminated if the Special General Meeting does not approve this Agreement, without any liability or obligation to any Party.
(b)Dieser Vertrag wird ohne Fortbestand irgendeiner Verbindlichkeit oder Verpflichtung für eine Partei automatisch beendet, wenn die Ausserordentliche Generalversammlung diesen Vertrag nicht genehmigt.

(c)This Agreement may be terminated by the Tyco Switzerland Board by delivery of a written notice to Tyco Ireland if the Tyco Switzerland Board determines, in its reasonable discretion, that (i) one or several of the conditions pursuant to Section 7 are not satisfied (or not expected to be satisfied), (ii) the Merger is no longer in Tyco Switzerland’s or its shareholders’ best interests, (iii) the Merger may not result in the benefits that Tyco Switzerland expected, or (iv) the cost of the Merger significantly increase.

(c)Dieser Vertrag kann vom Tyco Schweiz Verwaltungsrat durch Zustellung eines schriftlichen Kündigungsschreibens an Tyco Irland beendet werden, wenn der Tyco Schweiz Verwaltungsrat nach vernünftigem Ermessen feststellt, dass (i) eine oder mehrere der Bedingungen gemäss Artikel 7 nicht erfüllt sind (oder voraussichtlich nicht erfüllt sein werden), (ii) die Fusion nicht mehr im Interesse von Tyco Schweiz oder seinen Aktionären liegt, (iii) die Fusion nicht die von Tyco Schweiz erwarteten Vorteile bringt oder (iv) die Kosten der Fusion erheblich steigen.

(d)The termination of the Agreement shall also terminate all rights and obligations arising out of the Agreement, with the exception of those in Sections 10.1 and 12, which shall continue to be valid.	(d)Die Beendigung dieses Vertrags beendet auch alle Rechte und Pflichten aus diesem Vertrag, mit Ausnahme derjenigen in den Artikeln 10.1 und 12, welche weiter gelten.
12.Applicable Law and Jurisdiction	12.Anwendbares Recht und Gerichtsbarkeit
(a)This Agreement shall be governed by the laws of Switzerland.	(a)Dieser Vertrag untersteht schweizerischem Recht.
(b)The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to this Agreement (or subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be the city of Neuhausen am Rheinfall, Switzerland.

(b)Ausschliesslicher Gerichtsstand für sämtliche Auseinandersetzungen, Ansprüche oder Streitigkeiten aus, im Zusammenhang mit oder in Bezug auf diesen Vertrag (oder nachfolgende Abänderungsverträge), einschliesslich, ohne Einschränkung, Auseinandersetzungen, Ansprüche oder Streitigkeiten betreffend sein Bestehen, seine Gültigkeit, Auslegung, Erfüllung, Verletzung oder Beendigung, ist Neuhausen am Rheinfall, Schweiz.

IN WITNESS WHEREOF, the Parties, acting through their duly authorized representatives, have caused this Agreement to be executed as of the date first above written.	ZU URKUNDE DESSEN haben die Parteien, handelnd durch ihre ordnungsgemäss bevollmächtigten Stellvertreter, die Ausfertigung dieses Vertrags am oben angegebenen Datum veranlasst.

Tyco International Ltd.	Tyco International plc
/s/ George R. Oliver	/s/ Andrea Goodrich
Name: George R. Oliver Title: Chief Executive Officer	Name: Andrea Goodrich Title: Director